EXHIBIT 10.18

Description of Certain Benefits of Executive Officers

Delta provides the following programs to its executive officers. Delta reserves the right to change, amend or terminate these benefits, consistent with the terms of the program, at any time for any reason for both active and retired employees, subject to any individual contractual rights.

Executive Life Insurance: Delta provides life insurance coverage of two times base salary to executive officers through an endorsement split dollar program under which Delta owns the policy. Delta reimburses active participants for taxes associated with the program while the endorsement is in effect. After retirement, death benefit coverage continues for an executive officer who retires at or after age 62 with at least ten years of service. If an executive officer retires prior to age 62 or with less than ten years of service, the participant’s death benefit is reduced by 3% for each year of age less than 62 and by 10% for each year of service less than ten years. Insurance coverage ceases for executive officers who terminate employment other than as a result of retirement, approved long-term disability or death.

Financial Planning Services: Executive officers are eligible for reimbursement of up to $15,000 per year for tax preparation, legal and financial planning services under Delta's Financial Planning Program.

Flight Benefits: As is common in the airline industry, Delta provides complimentary travel and certain Delta Crown Room privileges for executive officers, the officer’s spouse, domestic partner or designated companion, and the officer's dependent children. Delta reimburses the officer for associated taxes on complimentary travel with an imputed tax value of up to $20,000 per year. Executive officers who retire at or after age 52 with at least 10 years of service receive these travel privileges during their retirement, but do not receive reimbursement for associated taxes. By agreement with Delta, Mr. Campbell will be eligible for retiree Flight Benefits upon completing 5 years of service.

Company Car: Delta provides a company car for its Chief Executive Officer. The value of any non-business use of the car is included in the officer’s taxable income.

Home Security Services: Delta reimburses executive officers for installation and monthly monitoring of home security systems.

Vacation: Delta’s standard policy regarding personal time off and paid holidays applies to Delta’s executive officers except that they will begin to accrue vacation at the service level currently corresponding to four weeks of vacation.